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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                              (Amendment No. 1)*

                              Equitrac Corporation
                         ------------------------------
                                (Name of Issuer)

                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)

                                     2945991
                         ------------------------------
                                 (CUSIP Number)


Mr. Lance Laifer                       With a copy to:
Laifer Capital Management, Inc.        Gerald Adler, Esq.
Hilltop Partners, L.P.                 Shereff, Friedman, Hoffman & Goodman, LLP
45 West 45th Street                    919 Third Avenue
New York, New York 10036               New York, New York 10022
(212) 921-4139                         (212) 758-9500
----------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                November 4, 1997
                         ------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this statement because of Rule 13d-1(b) (3) or (4), check the following: [ ].

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                                  SCHEDULE 13D

CUSIP No.  2945991                              Page    2    of          Pages
          ------------                               -------     -------

1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  Laifer Capital Management, Inc.

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) / /
                                                                        (b) / /
3        SEC USE ONLY

4        SOURCE OF FUNDS*
         WC

5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                                     / /

6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

     NUMBER OF        7       SOLE VOTING POWER
      SHARES                         236,400
    BENEFICIALLY
     OWNED BY         8       SHARED VOTING POWER
       EACH                                0
     REPORTING
      PERSON          9       SOLE DISPOSITIVE POWER
       WITH                           236,400

                     10      SHARED DISPOSITIVE POWER
                                      102,200



11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON

                                    338,600


12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                                    / /


13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    9.7%

14       TYPE OF REPORTING PERSON*
                                    CO, IA

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
               INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO
 ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


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                                  SCHEDULE 13D

CUSIP No.  2945991                              Page    3    of           Pages
          -------------                              -------     --------

1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Lance Laifer

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) / /
                                                                        (b) / /
3        SEC USE ONLY

4        SOURCE OF FUNDS*
         WC

5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                                     / /

6        CITIZENSHIP OR PLACE OF ORGANIZATION
         USA


     NUMBER OF        7       SOLE VOTING POWER
      SHARES                         236,400
    BENEFICIALLY
     OWNED BY         8       SHARED VOTING POWER
       EACH                                0
     REPORTING
      PERSON          9       SOLE DISPOSITIVE POWER
       WITH                           236,400

                     10      SHARED DISPOSITIVE POWER
                                      102,200


11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON

                                    338,600


12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                                   / /

13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    9.7%

14       TYPE OF REPORTING PERSON*
                                    IN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
               INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO
 ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

CUSIP No.   2945991                             Page    4    of           Pages
           -------------                             -------     --------

1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  Hilltop Partners, L.P.

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) / /
                                                                        (b) / /
3        SEC USE ONLY

4        SOURCE OF FUNDS*
         WC

5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                                     / /

6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware


     NUMBER OF        7       SOLE VOTING POWER
      SHARES                         193,800
    BENEFICIALLY
     OWNED BY         8       SHARED VOTING POWER
       EACH                                0
     REPORTING
      PERSON          9       SOLE DISPOSITIVE POWER
       WITH                          193,800

                     10      SHARED DISPOSITIVE POWER
                                           0


11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
                                    193,800


12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                                    / /


13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    5.5%

14       TYPE OF REPORTING PERSON*
                                    PN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
               INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO
 ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  Schedule 13D
                               Amendment No. 1
                              Equitrac Corporation


     This Amendment No. 1 to the Statement on Schedule 13D filed by the Reporting Persons on November 12, 1997 (the "Initial Schedule 13D"), is being filed solely to correct a typographical error, appearing on page 4 of the Initial Schedule 13D, in the number of shares beneficially owned by Hilltop Partners, L.P. with sole dispositive power. Capitalized terms used herein and not defined shall have the meanings ascribed to them in the Initial Schedule 13D.
                                     Page 5

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Dated:  November 13, 1997                HILLTOP PARTNERS, L.P.


                                         By:  LAIFER CAPITAL MANAGEMENT, INC.,
                                              as General Partner

                                         By:  /s/ Lance Laifer
                                              ----------------
                                                  Lance Laifer
                                                  President

                                         LAIFER CAPITAL MANAGEMENT, INC.

                                         By:  /s/ Lance Laifer
                                              ----------------
                                              Lance Laifer
                                              President

                                              /s/ Lance Laifer
                                              ----------------
                                              Lance Laifer



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